Exhibit 77(I)

Term of New or Amended Securities

1.     At the March 13, 2008 Board Meeting, the Board of Directors of ING Variable Portfolios, Inc. (“IVPI”) approved the creation of ING Russell™ Global Large Cap Index 85% Portfolio and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of ING Russell™ Global Large Cap Index 85% Portfolio. At the June 4, 2008 meeting, the Board approved the plans, agreements, and other routine matters with respect to the establishment of the Portfolio.

2.     At the June 4, 2008 Board Meeting, the Board of Directors of ING Variable Portfolios, Inc. (“IVPI”) approved the creation of ING Global Equity Option Portfolio and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of ING Global Equity Option Portfolio. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Portfolio.